Filed Pursuant to Rule 424(b)(2)
                                                         SEC File Nos. 33-50705
                                                                      333-22859

                              PROSPECTUS SUPPLEMENT
          (To Prospectus and Prospectus Supplement Dated March 6, 1997)

                                  25,000 Shares


                         RESOURCE MORTGAGE CAPITAL, INC.

                             SHARES OF COMMON STOCK
                                (Par Value $0.01)


         Pursuant to a Sales Agency Agreement dated as of March 6, 1997 (the "Sales Agency Agreement") between Resource Mortgage Capital, Inc. (the "Company") and PaineWebber Incorporated ("PaineWebber"), a form of which has been filed as an exhibit to the Registration Statement of which the Prospectus Supplement is a part and which is incorporated by reference herein, the Company has sold, through PaineWebber, as agent of the Company, 25,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), pursuant to ordinary brokers' transactions on the New York Stock Exchange (the "NYSE").

         Shares sold during Pricing Period

                   9,200   Average Market Price Shares
                  15,800   Additional Shares
                  ------
                  25,000   Total Shares Sold

         Arithmetic Mean of the High and Low Sales Prices of the Shares reported on the NYSE (the  "Average  Market  Price") for each day of the
                 Pricing  period:
   03/10/97        03/11/97        03/12/97       03/13/97       03/14/97      Average for Pricing Period
   --------        --------        --------       --------       --------      --------------------------
    $31.125        $31.1875        $31.0625        $0.0000       $30.9375               $31.0781

     High and Low Sales Prices at which Average Market Shares were sold during pricing period:

                      High: $31.375                                          Low: $30.875

Average Market Price Shares:

Gross Proceeds to Company...............$  285,918.75             Gross Sales Proceeds....................$  286,637.5
3% Discount.............................$    8,577.56             Compensation to Agent...................$   9,296.31
                                        -------------                                                     ------------
Net Proceeds to Company.................$  277,341.19             Net Proceeds to Company.................$ 277,341.19

Additional Shares Sold:

Gross Proceeds to Company...............$  491,412.50
Commission to PaineWebber...............$   14,742.38
                                        -------------
Net Proceeds to Company.................$  476,670.12

Total Net Proceeds to Company...........$  754,011.31             Total Compensation to Agent.............$  24,038.69

On the last day of the Pricing Period, the last reported sales price of the Stock on the NYSE was $31.125

Note:....S.E.C.  fees were not used in arriving at any of the above figures.


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus Supplement is March 18, 1997.